Exhibit 10.6
KBR, INC.
TRANSITIONAL STOCK ADJUSTMENT PLAN
RESTRICTED STOCK AWARD

for

________________________
(“Employee”)

As a result of the consummation of the Exchange Offer by Halliburton Company (“Halliburton”) to dispose of its remaining interest in KBR, Inc., a Delaware corporation (the “Company”), Halliburton and the Company have become independent separate companies.  Halliburton and the Company have adopted the KBR, INC. TRANSITIONAL STOCK ADJUSTMENT PLAN (the “Plan”) to convert restricted shares of Halliburton common stock (the “Halliburton Restricted Shares”) issued under the HALLIBURTON COMPANY 1993 STOCK AND INCENTIVE PLAN ("Halliburton Plan") into restricted shares of the Company’s common stock in accordance with the applicable adjustment provisions of the Halliburton Plan as a result of the separation of Halliburton and the Company.

In accordance with the terms of the Plan, Employee is entitled to receive a number of restricted shares of the Company’s common stock, par value $0.001 per share (“KBR Common Stock”), determined by a formula set forth in the Plan, in lieu of outstanding Halliburton Restricted Shares.  Employee is entitled to a number of restricted shares of KBR Common Stock under the Plan, as set forth on Exhibit A hereto (the “KBR Restricted Shares”), pursuant to the terms described herein.

Capitalized terms used and not otherwise defined herein will have the meaning given thereto in the Plan.

1.  General Terms of KBR Restricted Shares.  Except to the extent otherwise in conflict as provided below, the KBR Restricted Shares shall be subject to all of the terms and conditions contained in the corresponding original grant(s) of Halliburton Restricted Shares, as evidenced by the agreement(s) granting such Halliburton Restricted Shares, pursuant to the Halliburton Plan.

(a)           Converted Shares.  In accordance with the Plan, Employee’s Halliburton Restricted Shares set forth on Exhibit A are converted into the number of KBR Restricted Shares identified on Exhibit A.  The KBR Restricted Shares shall be issued as hereinafter provided in Employee’s name subject to certain restrictions thereon.

(b)           Plan Incorporated.  This award of KBR Restricted Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference.

2.           KBR Restricted Shares.  The KBR Restricted Shares are subject to the following terms:

(a)           Forfeiture Restrictions.  The KBR Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee’s employment with the Company or employing Subsidiary for any reason that does not result in the lapse of those restrictions, Employee shall, for no consideration, forfeit to the Company all KBR Restricted Shares to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender KBR Restricted Shares to the Company upon termination of employment are herein referred to as “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of KBR Restricted Shares.

(b)           Lapse of Forfeiture Restrictions.  The Forfeiture Restrictions shall lapse as to the KBR Restricted Shares in accordance with the same schedule and conditions as specified in Employee’s agreement(s) granting Halliburton Restricted Shares, provided that Employee has been continuously employed by Halliburton or the Company from the original date the Halliburton Restricted Shares were granted through the lapse date.  Prior to the Effective Date, a Participant’s employment or service with the Company, Halliburton or any of their respective Subsidiaries shall be deemed to be employment or service with the Company for all purposes hereunder and under the agreement granting the Halliburton Restricted Shares and from and after the Effective Date, a Participant’s employment or service with the Company or any of its Subsidiaries shall be deemed to be employment or service with the Company for all purposes under such award.  The Effective Date, as defined in the Plan, is indicated on Exhibit A.

(c)           Change in Control.  For all purposes concerning the award(s) hereunder, the definition for Change in Control shall be the definition in the Plan.

(d)           Certificates.  A certificate evidencing the KBR Restricted Shares shall be issued by the Company in Employee’s name, or at the option of the Company, in the name of a nominee of the Company, pursuant to which Employee shall have voting rights and shall be entitled to receive all dividends unless and until the KBR Restricted Shares are forfeited pursuant to the provisions herein, or of the agreement granting the Halliburton Restricted Shares.  The certificate shall bear a legend evidencing the nature of the KBR Restricted Shares, and the Company may cause the certificate to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Company as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award.  Upon request of the Compensation Committee of the Company (the “Compensation Committee”) or the Chief Executive Officer of the Company (the “CEO”), as appropriate, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the KBR Restricted Shares then subject to the Forfeiture Restrictions.  Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend in the name of Employee for the shares upon which Forfeiture Restrictions lapsed.  Notwithstanding any other provisions herein, the issuance or delivery of any shares of stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares.  The Company shall not be obligated to issue or deliver any shares of stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

3.           Withholding of Tax.  To the extent that the receipt of the KBR Restricted Shares or the lapse of any Forfeiture Restrictions results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.

4.           Status of Shares.  Employee agrees that the KBR Restricted Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  Employee also agrees (i) that the certificates representing the KBR Restricted Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the KBR Restricted Shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the KBR Restricted Shares.

5.           Employment Relationship.  For all purposes herein, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company or any successor corporation.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Compensation Committee or the CEO, as appropriate, and such determination shall be final.

6.           Governance by the Compensation Committee.  The KBR Restricted Shares converted hereunder will hereby be governed by the Compensation Committee or the CEO, as appropriate, and no longer governed by Halliburton.  No provision contained herein shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Compensation Committee or the CEO pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the KBR Restricted Shares.

7.           No Section 83(b) Election.  Employee shall not make an election, under section 83(b) of the Code, to include an amount in income in respect of the award of KBR Restricted Shares hereunder.

8.           Binding Effect.  This award shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

9.           Governing Law.  This award shall be governed by, and construed in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its officer thereunto duly authorized evidencing the terms authorized by the Transitional Stock Adjustment Plan adopted February 26, 2007.

KBR, INC.

By